Exhibit 99.1

_______________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER RESULTS
AND FORECASTED EPS RANGES FOR FISCAL 2006

          Pleasanton, California, May 17, 2006 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended April 29, 2006 of $.41 and net earnings of $59.2 million.  These results are after $3.5 million, or an equivalent of about $.015 per share, in stock option related expenses in connection with the adoption of FAS No. 123(R), “Share-Based Payment.”  For the 13 weeks ended April 30, 2005, net earnings totaled $50.1 million, and earnings per share were $.34.   Sales for the first quarter ended April 29, 2006 increased 15% to $1.292 billion, with comparable store sales for the period up 6% over the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Strength across many geographic markets and merchandise categories drove our solid sales gains during the first quarter.  The strongest regions during the period were the Southwest and Texas, while the best performing merchandise categories were Shoes, Juniors and Home.  Before any stock option related expenses in connection with the adoption of FAS No. 123(R), first quarter 2006 operating margin expanded by about 40 basis points to 7.7%.  Our improved profitability was driven mainly by a decline in distribution costs as a percent of sales and leverage on other expenses from our solid sales performance, partially offset by higher shrinkage accruals, freight and incentive compensation costs as a percent of revenue.”

          Mr. Balmuth continued, “Our balance sheet and cash flows remain strong and healthy.  We continue to return capital to stockholders through our stock repurchase and dividend programs.  During the first three months of 2006, we repurchased 1.7 million shares of common stock for an aggregate of $48.9 million under the two-year $400 million program authorized by our Board of Directors in the fourth quarter of 2005.”

          As noted above, the Company has adopted FAS No. 123(R), “Share-Based Payment,” with its first quarter 2006 results.  The portion of these new non-cash compensation charges that relates to our associates in the merchandising and distribution organizations is included in “Cost of Goods Sold.”  The balance of these non-cash charges is included in “Selling, General and Administrative” expenses.  The Company’s operating results for the first quarter of fiscal 2006 also reflect comparable classification of the Company’s cash bonus payments and restricted stock compensation costs.  In prior periods, all of these expenses were included in “Selling, General and Administrative” expenses.  For consistent presentation with the first quarter of 2006, the Company is reclassifying a portion of the bonus and restricted stock expenses for prior periods, including the first quarter of 2005.  The reclassification for prior periods has no impact on previously reported total costs and expenses, net earnings or earnings per share.  The Company is making corresponding adjustments to reflect these line item classifications to our previously reported quarterly operating statements for 2004 and 2005, and they are now available on the press release page of the Company’s website located at www.rossstores.com.

          Looking ahead, Mr. Balmuth continued, “Based on our first quarter results, we now forecast earnings per share for the 53 weeks ending February 3, 2007 to increase 16% to 22%, compared to fiscal 2005, to a range of $1.58 to $1.66, after projected non-cash charges equivalent to about $.06 per share related to adoption of FAS No. 123(R).  This annual projection assumes quarterly earnings per share to be $.30 to $.32 for the second quarter of 2006, $.27 to $.29 for the third quarter and $.60 to $.64 for the fourth quarter.”  Each of these quarterly projections takes into account projected stock option related expenses equivalent to about $.01 to $.02 per share, per quarter, in connection with the adoption of FAS No. 123(R).   Reported earnings per share for fiscal 2005 were $1.36.  For the second, third and fourth quarters of 2005, reported earnings per share were $.29, $.25 and $.49, respectively.

          The Company will provide additional details concerning its first quarter results and management’s outlook for the balance of 2006 on a conference call to be held on Wednesday, May 17, 2006 at 11:00 a.m. Eastern daylight time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.    A recorded version of the call will also be available until the end of July at the website address and via a telephone recording through Thursday, June 1, 2006 at 402-220-5900, PIN #2342.

          Forward-Looking Statements: This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels, growth plans and productivity initiatives that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems, including generation of all necessary data and reports in a timely and cost effective manner; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of April 29, 2006, the Company operated 726 Ross stores and 20 dd’s DISCOUNTS locations, compared to 663 Ross stores and 10 dd’s DISCOUNTS locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

* * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended

($000, except stores and per share data, unaudited)	April 29, 2006	April 30, 2005

Sales	$1,291,676	$1,123,937
Costs and expenses
Cost of goods sold	988,836	864,999
Selling, general and administrative	207,167	177,053
Interest (income) expense, net	(1,884)	(298)

Total costs and expenses	1,194,119	1,041,754
Earnings before taxes	97,557	82,183
Provision for taxes on earnings	38,340	32,133

Net earnings	$59,217	$50,050
Earnings per share
Basic	$0.42	$0.34
Diluted	$0.41	$0.34
Weighted average shares outstanding (000)
Basic	141,710	146,007
Diluted	144,193	148,464
Dividends per share
Cash dividends declared per share	$—	$—
Stores open at end of period	746	673

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	April 29, 2006	April 30, 2005

Assets
Current assets
Cash and cash equivalents	$145,230	$144,381
Short-term investments	43,072	84,350
Accounts receivable	36,035	35,277
Merchandise inventory	979,995	964,694
Prepaid expenses and other	43,064	38,098
Deferred income taxes	20,014	8,968

Total current assets	1,267,410	1,275,768
Property and equipment, net	633,225	550,581
Other long-term assets	58,902	54,080
Long-term investments	14,100	—

Total assets	$1,973,637	$1,880,429

Liabilities and stockholders’ equity
Current liabilities
Accounts payable, accrued expenses and other	$852,264	$809,363
Income taxes payable	38,223	4,773

Total current liabilities	890,487	814,136
Long-term debt	—	50,000
Other long-term liabilities	123,600	114,381
Deferred income taxes	98,828	94,510
Commitments and contingencies
Stockholders’ equity	860,722	807,402

Total liabilities and stockholders’ equity	$1,973,637	$1,880,429

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended

($000, unaudited)	April 29, 2006	April 30, 2005

Cash Flows from Operating Activities
Net earnings	$59,217	$50,050
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,261	22,092
Deferred income taxes	(1,270)	2,309
Stock-based compensation	6,905	3,961
Tax benefit from equity issuance	5,088	13,708
Excess tax benefits from stock-based compensation	(2,547)	—
Change in assets and liabilities:
Merchandise inventory	(41,904)	(111,582)
Other current assets, net	(12,887)	4,535
Accounts payable	80,355	110,408
Other current liabilities	(12,754)	(498)
Other long-term, net	1,001	263

Net cash provided by operating activities	105,465	95,246

Cash Flows Used in Investing Activities
Additions to property and equipment	(18,024)	(16,025)
Purchases of investments, net	(33,408)	(16,950)

Net cash used in investing activities	(51,432)	(32,975)

Cash Flows Used in Financing Activities
Repayment of long-term debt	(50,000)	—
Issuance of common stock related to stock plans	6,577	22,630
Excess tax benefits from stock-based compensation	2,547	—
Treasury stock purchased	(2,190)	(5,833)
Repurchase of common stock	(48,882)	(42,637)
Dividends paid	(8,622)	(7,381)

Net cash used in financing activities	(100,570)	(33,221)

Net (decrease) increase in cash and cash equivalents	(46,537)	29,050
Cash and cash equivalents:
Beginning of period	191,767	115,331

End of period	$145,230	$144,381

Non-Cash Investing Activities
Straight-line rent capitalized in build-out period	$—	$611
Change in fair value of investment securities	$(201)	$—